Exhibit 15

Galaz, Yamazaki, Ruiz Urquiza, S.C.
Paseo de la Reforma 505, piso 28 Colonia Cuauhtémoc
06500 Ciudad de México México
Tel: +52 (55) 5080 6000
www.deloitte.com/mx

To the Board of Directors and Stockholders of Southern Copper Corporation

7310 North 16th St. Suite 135

Phoenix AZ 85020

We are aware that our report dated October 31, 2022, on our review of interim financial information of Southern Copper Corporation appearing in Southern Copper Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 is incorporated by reference in this Registration Statement (No. 333-150982).

Galaz, Yamazaki, Ruiz Urquiza, S.C.

Member of Deloitte Touche Tohmatsu Limited

C.P.C. Paulina Ramos Ramirez
Mexico City, Mexico

January 26, 2023

Deloitte se refiere a Deloitte Touche Tohmatsu Limited, sociedad privada de responsabilidad limitada en el Reino Unido, y a su red de firmas miembro, cada una de ellas como una entidad legal única e independiente. Conozca en www.deloitte.com/mx/conozcanos la descripción detallada de la estructura legal de Deloitte Touche Tohmatsu Limited y sus firmas miembro.